Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:

William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

Conference Call:	Today, February 2, 2017 at 9:00 a.m. ET
Dial-in number:	212/231-2908
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS FOURTH QUARTER REVENUE OF

$742.9 MILLION, INCOME FROM OPERATIONS OF $113.8 MILLION

AND ADJUSTED EBITDA OF $195.9 MILLION

- Records Higher Full Year Net Income and Adjusted EBITDA -

- Establishes 2017 First Quarter and Full Year Guidance -

- Board of Directors Authorizes $ 100 Million Share Repurchase Program -

Wyomissing, PA (February 2, 2017) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three and twelve months ended December 31, 2016, as summarized below.  The Company also announced that its Board of Directors authorized a $100 million common stock share repurchase program for a period of two years.

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2016 Actual	2016 Guidance (2)	2015 Actual (3)	2016 Actual	2016 Guidance (2)	2015 Actual
Net revenues	$742.9	$748.3	$734.0	$3,034.4	$3,039.8	$2,838.4
Net income	$5.0	$(13.9)	$(9.1)	$109.3	$90.4	$0.7
Plus: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, changes in the estimated fair value of contingent purchase price obligations, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	190.9	206.6	215.4	734.5	750.2	795.6
Adjusted EBITDA (1)	$195.9	$192.7	$206.3	$843.8	$840.6	$796.3

Diluted earnings per common share	$0.05	$(0.15)	$(0.11)	$1.19	$0.99	$0.01

(1)         Adjusted EBITDA is income from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction is accounted for as a financing obligation.  Payments to GLPI totaled $110.4 million and $109.6 million for the three months ended December 31, 2016 and 2015, respectively.

(2)         The guidance figures in the table above present the guidance Penn National Gaming provided on October 27, 2016 for the three and twelve months ended December 31, 2016.

(3)         Results for the three months ended December 31, 2015 included property tax refunds and favorable adjustments of $16.8 million.

Review of Fourth Quarter 2016 Results vs. Guidance

	Three Months
	Ended
	December 31, 2016
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$10,174	$(13,867)

Adjusted EBITDA variances:
Favorable operating segment variance	915	577
Jamul management and license fees	(2,414)	(1,537)
Cash-settled stock-based awards variance	1,518	967
Other variance, primarily corporate overhead costs	3,182	2,026
Total Adjusted EBITDA variances from guidance	3,201	2,033

Depreciation and amortization expense variance, mainly due to Rocket Speed	(4,653)	(2,955)
Contingent liability variance, mainly due to Rocket Speed	(1,780)	(1,130)
Other	332	211
Tax variance	—	20,740
Income, as reported	$7,274	$5,032

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on October 27, 2016 for the three months ended December 31, 2016.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Our success throughout 2016 in generating strong free cash flow again highlights our ability to efficiently manage our existing and new operations and conservatively manage our capital structure to de-lever while pursuing new growth opportunities.  With our omni-channel platform of casino operations, retail gaming and social gaming assets, Penn National Gaming continues to prudently grow its business and optimize operating efficiencies to generate margin growth. With the strong operating leverage in our model, we believe Penn National is well positioned to benefit from anticipated improvements in consumer spending.”

Delivering Strong Operating Results and Margins

Mr. Wilmott added, “Overall, 2016 marked another year of operating results growth following the separation of Penn National’s operating and real estate assets.  On a year-over-year basis, 2016 adjusted EBITDA grew approximately 6% to $843.8 million.  Our solid fourth quarter and 2016 results reflect our focus on driving operating efficiencies and margin expansion at our established properties combined with the recent additions to our portfolio, the ongoing ramp of our Ohio operations and our expanded retail gaming and social gaming operations through Prairie State Gaming and Penn Interactive Ventures, respectively.

“Across our regional gaming operating segments, fourth quarter trends were largely consistent with those experienced since the second quarter of the year.  Rated player visits and spend per visit, which account for approximately 65% of play at our facilities, were stable though partially offset by continued softness from the unrated customer segment in several markets.  Despite the impact of December’s weather, Penn National’s fourth quarter results reflect a favorable operating segment variance and exceeded guidance and our operations continue to generate significant free cash flow.

Our fourth quarter adjusted EBITDA rose approximately 3.4% year over year after excluding $16.8 million of favorable property tax benefits that were recorded in the prior year.

“Penn National’s ability to consistently improve operating efficiencies drove consolidated fourth quarter 2016 adjusted EBITDA margin growth of approximately 55 basis points on a year-over-year basis to 26.4%, when excluding the favorable property tax settlements during the year-ago period.  Similarly, when excluding favorable property tax settlements in the 2016 and 2015 full year periods, our consolidated 2016 adjusted EBITDA margin improved by approximately 35 basis points to 27.75%.”

Expansion of Omni-Channel Strategy

Mr. Wilmott further noted, “During the quarter and throughout 2016, we continued to strategically expand and diversify our revenue and adjusted EBITDA mix, while strengthening our omni-channel relationship with the more than three million customers in our database, through the prudent deployment of capital at our regional gaming properties, our Las Vegas Strip property, and through our expanding retail and social gaming platforms.  Rocket Speed (formerly known as Rocket Games), for example, has been an accretive addition to the Company’s profitable Penn Interactive Ventures operations, which complement our land-based casino businesses.  Similarly, Prairie State Gaming, our Illinois-based retail gaming operations, delivered strong revenue and adjusted EBITDA growth throughout 2016.  We recently expanded this operation with two small accretive tuck in acquisitions that closed in the fourth quarter of 2016 and believe there are additional opportunities for both organic growth and accretive tuck in acquisitions in this business.

“Furthermore, since 2013 we’ve made significant progress in growing and diversifying our adjusted EBITDA mix with assets that are not subject to the Master Lease (including Tropicana Las Vegas, Plainridge Park Casino, Hollywood Casino at Kansas Speedway, the Casino Rama and Hollywood Casino Jamul-San Diego management contracts, Prairie State Gaming and Rocket Speed).  In 2016, approximately 13.2% of our total adjusted EBITDA was derived from assets and operations not subject to the Master Lease, up from approximately 4% in 2014.

“Hollywood Casino Jamul-San Diego opened on October 10th after several years of development and construction efforts on behalf of the Jamul Indian Village.  While we remain optimistic about the overall prospects of this tribal facility and are encouraged by certain recent business trends, results to date from the property have been below our expectations due in large part to aggressive marketing and promotional activity from nearby competition.  In light of these circumstances, our guidance assumes no fees from our Jamul relationship in 2017 as we take further steps to adjust the marketing strategy while expanding the player database.  In addition, based on current business levels, we expect a portion or all of our Term Loan C to be subordinated.

“Since acquiring Tropicana Las Vegas in 2015, our goal has been to leverage the property’s high quality room base and our three million player database while enhancing the overall guest experience.  Based on extensive customer research, our capital spend to date has been focused on improving the casino floor experience and expanding and upgrading our food and beverage offerings, including the partnership announced last year with celebrity chef Robert Irvine, who will open his first signature restaurant in Las Vegas at Tropicana in the summer of 2017.  Consistent with our original investment strategy, we are also in the process of upgrading several of the property’s existing restaurants and lounges, which will bring our expected incremental investment in the facility since acquisition to approximately $40 million.  While we continue to design our master plan and evaluate the results of our current investments, any further investment will be determined in late 2017. This further supports our capital allocation priorities of de-levering and returning capital to shareholders.”

Cash Flow Generation and Return of Capital

“During the fourth quarter we applied approximately $274 million of the proceeds from the Jamul Tribe’s October refinancing transaction to reduce borrowings under our revolving credit facility,” said Wilmott.  “As a result of this transaction and the cash flows generated from our operations, we lowered our GAAP debt to total adjusted EBITDA ratio at December 31, 2016 to approximately 5.84x compared to 6.62x at December 31, 2015.  Last month we entered into new senior secured credit facilities amounting to $1.5 billion and issued $400 million of new 5.625% senior unsecured notes due 2027.  These new obligations efficiently refinanced our prior credit facilities and existing senior unsecured notes and lowered our weighted average cost of capital while extending and staggering maturities, all of which highlight our ongoing focus on managing the capital structure to provide the financial flexibility to support our near- and long-term growth initiatives.  With our 2017 guidance implying significant cash flow generation, we are extremely well positioned to reduce leverage and evaluate additional accretive strategic growth investments while taking other initiatives that can enhance long-term shareholder value.

“Our new $100 million share repurchase program underscores our commitment to returning capital to our shareholders.  The authorization reflects our Board’s continued confidence in Penn’s ability to execute on our growth initiatives and deliver long-term value to our stakeholders.  Penn’s strong cash flow generation and conservative approach to managing our balance sheet provides us the flexibility to continue growing our business and reduce leverage while also lowering the outstanding share count.”

The share repurchases may be made from time to time in open market or privately negotiated transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements.  Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors.  The Company anticipates funding any share repurchases under its new authorization from its cash flow from operations.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth first quarter and full year 2017 guidance targets for financial results based on the following assumptions:

•                  MGM National Harbor opened on December 8, 2016 impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Full year corporate overhead expenses of $73.3 million, with $19.3 million to be incurred in the first quarter;

•                  Depreciation and amortization charges of $271.2 million, with $70.7 million in the first quarter, which includes depreciation expense related to real property leased from GLPI;

•                  Payments to GLPI of $446.9 million, with $111.9 million in the first quarter, which will reduce our financing obligation by $14.8 million at March 31, 2017 from December 31, 2016 levels, with the remaining payments recorded as interest expense;

•                  Maintenance capital expenditures of $78.1 million with $26.4 million in the first quarter;

•                  Cash interest on traditional debt of $62.4 million with $9.6 million in the first quarter;

•                  Income tax refunds of $40.6 million with $8.2 million in the first quarter, both of which assume no changes in corporate tax rates;

•                  Interest expense of $464.1 million, with $116.0 million in the first quarter, which includes additional interest expense related to the Master Lease financing obligation with GLPI;

•                  Interest expense includes the impact of the $4.5 million rent escalation that was incurred in year three of the Master Lease but excludes any additional rent escalation at the conclusion of year four of the Master Lease;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.9 million, with $1.9 million to be incurred in the first quarter;

•                  Estimated non-cash stock compensation expenses of $7.3 million, with $1.9 million to be incurred in the first quarter;

•                  Other expenses of $25.5 million in the first quarter primarily due to debt extinguishment charges in connection with our January 2017 refinancing transactions;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 92.8 million shares for the full year; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
	2017 Guidance	2016 Actual	2017 Guidance	2016 Actual
	(in millions, except per share data)
Net revenues	$761.0	$756.5	$3,046.9	$3,034.4

Net income	$(4.8)	$23.7	$28.5	$109.3
Income tax provision	(4.2)	7.7	24.8	11.3
Other	25.5	2.4	24.1	1.7
Income from unconsolidated affiliates	(4.8)	(4.6)	(19.7)	(14.3)
Interest income	(2.5)	(5.2)	(5.5)	(24.2)
Interest expense	116.0	116.5	464.1	459.2
Income from operations	$125.2	$140.5	$516.3	$543.0
Loss (gain) on disposal of assets	0.2	(1.1)	0.6	(2.5)
Insurance recoveries, net of deductible charges	—	—	—	(0.7)
Charge for stock compensation	1.9	1.5	7.3	6.9
Contingent purchase price	4.6	(1.2)	19.0	1.3
Depreciation and amortization	70.7	66.0	271.2	271.2
Income from unconsolidated affiliates	4.8	4.6	19.7	14.3
Non-operating items for Kansas JV	1.9	2.6	5.9	10.3
Adjusted EBITDA	$209.3	$212.9	$840.0	$843.8

Diluted earnings per common share	$(0.05)	$0.26	$0.31	$1.19

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$378,046	$385,567	$91,156	$53,572	$114,905	$117,492
South/West (2)	135,362	132,609	19,685	20,470	28,866	29,264
Midwest (3)	215,060	210,805	51,167	64,895	67,375	80,975
Other (4)	14,442	4,986	(48,160)	(48,313)	(15,242)	(21,405)
Total	$742,910	$733,967	$113,848	$90,624	$195,904	$206,326

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Twelve Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$1,568,514	$1,505,838	$397,524	$328,567	$489,070	$456,599
South/West (2)	546,608	478,128	92,629	102,380	128,569	128,850
Midwest (3)	877,567	833,455	223,180	225,526	287,275	291,317
Other (4)	41,691	20,937	(170,317)	(188,627)	(61,085)	(80,417)
Total	$3,034,380	$2,838,358	$543,016	$467,846	$843,829	$796,349

(1)         The Northeast segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.  Our Northeast segment results for the twelve months ended December 31, 2015 included preopening costs of $9.2 million for Plainridge Park Casino.  Results for the three and twelve months ended December 31, 2015 also included favorable property tax accrual adjustments of approximately $1.4 million. Income from operations for the three and twelve months ended December 31, 2015 include $40.0 million of impairment charges related to the write-off of our Plainridge Park Casino gaming license and a partial write-down of the gaming license at Hollywood Gaming at Dayton Raceway due to a reduction in the long term earnings forecast at both of these locations compared to the prior year’s analysis.

(2)         The South/West segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort and Tropicana Las Vegas, as well as the Hollywood Casino Jamul-San Diego project with the Jamul Indian Village, which opened on October 10, 2016.

(3)         The Midwest segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.  Results for the three and twelve months ended December 31, 2015 included favorable property tax settlements of approximately $15.4 million and $17.4 million, respectively.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $18.6 million and $69.8 million for the three and twelve months ended December 31, 2016, as compared to $21.0 million and $81.5 million for the three and twelve months ended December 31, 2015. Corporate overhead costs decreased $2.4 million and $11.7 million for the three and twelve months ended December 31, 2016, respectively, as compared to the corresponding period in the prior year, primarily due to lower bonus expenses of $1.2 million and $2.7 million for the three and twelve months ended December 31, 2016, and lower cash-settled stock-based compensation of $7.8 million for the twelve months ended December 31, 2016 due to stock price decreases for Penn and GLPI.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$5,032	$(9,066)	$109,310	$686
Income tax provision	2,242	(6,092)	11,307	55,924
Other	(299)	(1,067)	1,679	(5,872)
Income from unconsolidated affiliates	(2,675)	(2,593)	(14,337)	(14,488)
Interest income	(4,147)	(4,135)	(24,186)	(11,531)
Interest expense	113,695	113,577	459,243	443,127
Income from operations	$113,848	$90,624	$543,016	$467,846
Loss (gain) on disposal of assets	969	486	(2,471)	1,286
Charge for stock compensation	2,317	1,777	6,871	8,223
Contingent purchase price	2,388	570	1,277	(5,374)
Impairment charges	—	40,042	—	40,042
Depreciation and amortization	71,109	67,676	271,214	259,461
Insurance recoveries	—	—	(726)	—
Income from unconsolidated affiliates	2,675	2,593	14,337	14,488
Non-operating items for Kansas JV	2,598	2,558	10,311	10,377
Adjusted EBITDA	$195,904	$206,326	$843,829	$796,349

Reconciliation of Comparable GAAP Financial Measure To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended December 31, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$91,156	$19,685	$51,167	$(48,160)	$113,848
Charge for stock compensation	—	—	—	2,317	2,317
Depreciation and amortization	23,195	9,130	9,589	29,195	71,109
Contingent purchase price	98	—	6	2,284	2,388
Loss (gain) on disposal of assets	456	51	316	146	969
Income from unconsolidated affiliates	—	—	3,699	(1,024)	2,675
Non-operating items for Kansas JV (1)	—	—	2,598	—	2,598
Adjusted EBITDA	$114,905	$28,866	$67,375	$(15,242)	$195,904

Three Months Ended December 31, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$53,572	$20,470	$64,895	$(48,313)	$90,624
Charge for stock compensation	—	—	—	1,777	1,777
Impairment losses	40,042	—	—	—	40,042
Depreciation and amortization	23,283	8,701	10,071	25,621	67,676
Contigent purchase price	570	—	—	—	570
(Gain) loss on disposal of assets	25	93	182	186	486
Income from unconsolidated affiliates	—	—	3,269	(676)	2,593
Non-operating items for Kansas JV (1)	—	—	2,558	—	2,558
Adjusted EBITDA	$117,492	$29,264	$80,975	$(21,405)	$206,326

Twelve Months Ended December 31, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$397,524	$92,629	$223,180	$(170,317)	$543,016
Charge for stock compensation	—	—	—	6,871	6,871
Depreciation and amortization	92,373	35,831	38,210	104,800	271,214
Contingent purchase price	(1,277)	—	6	2,548	1,277
(Gain) loss on disposal of assets	450	109	334	(3,364)	(2,471)
Insurance recoveries	—	—	(726)	—	(726)
Income from unconsolidated affiliates	—	—	15,960	(1,623)	14,337
Non-operating items for Kansas JV	—	—	10,311	—	10,311
Adjusted EBITDA	$489,070	$128,569	$287,275	$(61,085)	$843,829

Twelve Months Ended December 31, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$328,567	$102,380	$225,526	$(188,627)	$467,846
Charge for stock compensation	—	—	—	8,223	8,223
Impairment Losses	40,042	—	—	—	40,042
Depreciation and amortization	93,299	25,793	39,917	100,452	259,461
Contigent purchase price	(5,374)	—	—	—	(5,374)
(Gain) loss on disposal of assets	65	677	208	336	1,286
Income from unconsolidated affiliates	—	—	15,289	(801)	14,488
Non-operating items for Kansas JV	—	—	10,377	—	10,377
Adjusted EBITDA	$456,599	$128,850	$291,317	$(80,417)	$796,349

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues
Gaming	$631,644	$635,958	$2,606,262	$2,497,497
Food, beverage, hotel and other	145,642	134,629	575,434	485,534
Management service and licensing fees	2,781	2,700	11,348	10,314
Reimbursable management costs	7,177	—	15,997	—
Revenues	787,244	773,287	3,209,041	2,993,345
Less promotional allowances	(44,334)	(39,320)	(174,661)	(154,987)
Net revenues	742,910	733,967	3,034,380	2,838,358

Operating expenses
Gaming	323,793	328,949	1,334,980	1,271,679
Food, beverage, hotel and other	104,809	100,014	406,871	349,897
General and administrative	122,174	106,662	463,028	449,433
Depreciation and amortization	71,109	67,676	271,214	259,461
Reimbursable management costs	7,177	—	15,997	—
Impairment charges	—	40,042	—	40,042
Insurance recoveries	—	—	(726)	—
Total operating expenses	629,062	643,343	2,491,364	2,370,512
Income from operations	113,848	90,624	543,016	467,846

Other income (expenses)
Interest expense	(113,695)	(113,577)	(459,243)	(443,127)
Interest income	4,147	4,135	24,186	11,531
Income from unconsolidated affiliates	2,675	2,593	14,337	14,488
Other	299	1,067	(1,679)	5,872
Total other expenses	(106,574)	(105,782)	(422,399)	(411,236)

Income from operations before income taxes	7,274	(15,158)	120,617	56,610
Income tax (benefit) / provision	2,242	(6,092)	11,307	55,924
Net income	$5,032	$(9,066)	$109,310	$686

Earnings per common share:
Basic earnings per common share	$0.06	$(0.11)	$1.21	$0.01
Diluted earnings per common share	$0.05	$(0.11)	$1.19	$0.01

Weighted-average common shares outstanding:
Basic	85,943	80,595	82,929	80,003
Diluted	91,802	91,261	91,407	90,904

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Cash and cash equivalents	$229,510	$201,768	$221,360	$214,238	$237,009

Bank Debt	$962,703	$1,217,420	$1,203,740	$1,230,031	$1,239,049
Notes	296,895	296,734	296,573	296,413	296,252
Other long term obligations (1)	155,936	156,803	167,504	167,968	175,658
Total Traditional Debt	$1,415,534	$1,670,957	$1,667,817	$1,694,412	$1,710,959

Financing obligation with GLPI (2)	$3,514,080	$3,526,709	$3,539,030	$3,551,981	$3,564,629

Total Debt	$4,929,614	$5,197,666	$5,206,847	$5,246,393	$5,275,588

(1)         Other long term obligations at December 31, 2016 include $118.9 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $14.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg, $20.8 million related to a corporate airplane loan and $1.9 million related to capital lease obligations.

(2)         The financing obligation is calculated based on the present value of the future minimum lease payments over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at lease inception.  The Master Lease, which became effective November 1, 2013, has an initial term of 15 years, with four renewal options of 5 years.  The payment structure includes a fixed component, a portion of which is subject to an annual escalator of up to 2% if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is prospectively adjusted every five years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month.

Master Lease payments to GLPI are recorded as interest expense and a reduction to our financing obligation.  The table below reflects the total payments to GLPI for the three and twelve months ended December 31, 2016 and 2015 and the treatment of these payments on Penn’s financial statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Reduction in GLPI financing obligation	$12,628	$11,432	$50,549	$46,884
Amount attributable to interest expense	97,792	98,210	391,738	390,079
Total payments to GLPI	$110,420	$109,642	$442,287	$436,963

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and twelve months ended December 31, 2016 and 2015.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Cash flow distributions	$4,300	$5,100	$25,800	$27,150

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Master Lease rental payments	110,420	109,642	442,287	436,963
Cash income taxes, net of refunds	741	4,238	(10,978)	5,116
Cash interest expense on traditional debt	16,432	15,259	60,889	44,517
Maintenance capital expenditures	27,074	20,827	78,505	62,692

The table above summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

Diluted Share Count Methodology

In connection with the 2013 spin-off of Penn National Gaming’s real estate assets and the formation of Gaming and Leisure Properties, Inc., Penn National Gaming completed an exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.  On December 1, 2016, Fortress sold the remaining 6,931 shares of Series C Preferred Stock, which converted upon sale into 6,931,000 shares of common stock.  As a result, no shares of Series C Preferred Stock are outstanding as of December 31, 2016.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as a measure of liquidity, or as any other measures of performance determined in accordance with

GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2908. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  We have also recently expanded into social online gaming offerings via our Penn Interactive Ventures, LLC  division and our recent acquisition of Rocket Speed Inc.  At December 31, 2016, the Company operated twenty-seven facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.  At December 31, 2016, in aggregate, Penn National Gaming operated approximately 35,000 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; the impact of our geographic diversification; our expectations with regard to the impact of competition; our expectations with regard to further acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations regarding economic and consumer conditions; our expectations for the continued availability and cost of capital; and our expectations regarding the remediation of the material weaknesses in our internal control over financial reporting.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and adjusted EBITDA margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; the outcome of pending legal proceedings, changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; risks relating to the remediation of our material weaknesses and the costs to strengthen our internal control structure; factors which may cause the Company to curtail or suspend the share repurchase program; our ability to generate sufficient future taxable income to realize our deferred tax assets; with respect to the recently opened Hollywood Casino Jamul-San Diego, particular risks associated with the repayment or subordination of our loans to the Jamul Indian Village Development Corporation (“JIV”), the subordination of our management and intellectual property license fees (including the prohibition on payment of those fees if there is a default under JIV’s credit facilities), sovereign immunity, local opposition (including several pending lawsuits), access, the impact of well-established regional competition on property performance; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, including our recent acquisition of Rocket Speed, Inc. (formerly known as Rocket Games, Inc. (“Rocket Speed”)), risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming (“Prairie State Gaming”), risks relating to recent acquisitions of additional assets and the integration of such acquisitions, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered., and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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